Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into this 11th day of May, 2007 (“Effective Date”), between HERITAGE OAKS BANK, a California banking corporation (“Seller”), and FIRST STATES GROUP, L.P., a Delaware limited partnership (“Purchaser”). In consideration of the mutual agreements herein set forth, the parties hereto, intending to be legally bound, agree as follows.

1. Defined Terms/Riders:

Closing Date:	Fifteen (15) days after the expiration of the Due Diligence Period.
Deposit:	$250,000.00
Due Diligence Period	Forty-five (45) days starting on the date a counterpart of this Agreement is delivered to Purchaser, including, without limitation, delivery by digital or electronic means or facsimile.
Escrowee:	Chicago Title Insurance Company 1601 Market Street Philadelphia, PA 19103 Attention: Edwin Ditlow, Vice President
Exhibits:	Exhibit A - Property List Exhibit B - Escrow Agreement Exhibit C - Permitted Exceptions Exhibit D - Form of Lease
Improvements:	The buildings, structures, improvements, personal property and fixtures erected or located on the Land.
Land:	That certain tracts or parcels of land as more fully described on Exhibit A attached hereto.
Lease:	The lease pursuant to which Seller shall lease back the Property from Purchaser at Closing, substantially in the form identified on Exhibit D attached hereto.
Purchase Price:	$12,810,000.00, allocated as set forth on Exhibit A.
Purchaser’s EIN:	02-0604467
Purchaser’s Notice Address:
610 Old York Road
Suite 300
Jenkintown, PA 19046
Attention: Jeffrey P. Foster, Senior Vice-President - Real Estate Transactions.

With a required copy to:

610 Old York Road
Suite 300
Jenkintown, PA 19046
Attention: Sonya A. Huffman, Senior Vice-President - Operations

Purchaser’s Transfer Tax Share:	0%
Riders:	The following Riders are attached to and made a part of this Agreement as if more fully set forth herein: X Due Diligence Rider X California Rider
Seller’s EIN:	95-3763629

Seller’s Notice Addresses:
Heritage Oaks Bank
545 12th Street
Paso Robles, CA 93446
Attention: William R. Raver, Senior Vice President - Risk Manager

With a copy to:

Heritage Oaks Bank
545 12th Street
Paso Robles, CA 93446
Attention: Margaret Torres, Executive Vice President and Chief Financial Officer

Seller’s Transfer Tax Share:	100%
Tenant Inducement Costs
Any out-of-pocket payments required under the Leases to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design, refurbishment and club membership allowances and costs. The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being understood and agreed that Seller shall bear the loss resulting from any free rental period until the Closing Date and that Purchaser shall bear such loss from and after the Closing Date.

Transfer Tax:	Any tax, levy or documentary stamp required to be paid or purchased in connection with recordation of the Deed and the cost of which is determined by the amount of the Purchase Price.

2. Agreement to Sell; Lease of Property.

(A) For the Purchase Price and subject to the terms and conditions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and take from Seller, all Seller’s right, title and interest in and to all and singular the following (which are herein sometimes collectively referred to as the “Property”):

(i) the Land;

(ii) the Improvements;

(iii) the tenements, hereditaments, appurtenances, rights of way, strips, gores, easements, rights and privileges in any way pertaining or beneficial to the Land or Improvements; and

(iv) all damages, awards, claims and causes of action now or hereafter payable or assertable with respect to any of the foregoing by reason of any exercise of the power of eminent domain, any change of grade of any street, road, highway, avenue or alley, or any damage, destruction, loss or removal of any of the foregoing.

(B) Commencing on the Closing Date, Purchaser, as landlord, shall lease to Seller, as tenant, the Property upon the terms and conditions provided in the Lease. The rent and other consideration to be paid by Seller to Purchaser under the Lease for each Property is set forth on Exhibit A.

3. Purchase Price. The Purchase Price for the Property shall be payable by Purchaser as follows:

(A) The Deposit is payable to Escrowee upon execution hereof by Purchaser to Escrowee, to be held in escrow and disbursed by Escrowee pursuant to the provisions of that certain Escrow Agreement (“Escrow Agreement”) of even date herewith among Seller, Purchaser and Escrowee, a copy of which is attached hereto as Exhibit B. At Closing (defined below), the Deposit shall be credited to Purchaser on account of the Purchase Price. If Closing does not occur, the Deposit either shall be refunded to Purchaser or paid to Seller as herein provided.

(B) The balance of the Purchase Price, subject to the prorations and adjustments herein provided for, shall be payable at Closing (below defined) (A) in cash, (B) by bank, cashier’s or certified check or (C) by wire transfer to an account designated by Seller. If the amount due Seller pursuant to this Agreement is not received by Seller in sufficient time for reinvestment on the Closing Date, then Purchaser shall reimburse Seller for loss of interest due to the failure to reinvest Seller's funds on the Closing Date. The provisions of the preceding sentence of this Section 3(B) shall survive Closing and delivery of the Deed.

4.	Closing.

(A) The closing of the conveyance of the Property (“Closing”) is the meeting at which Seller transfers ownership of the Property by deed, the form of which deed (including the legal description of the Property) shall be the same form in which title to the Property is vested in Seller (the “Deed”), and Purchaser pays the remainder of the Purchase Price. Closing shall be held at 10:00 A.M. prevailing local time on the Closing Date. Closing shall be held either by mail or, if a closing by mail is not possible, then at the offices of Escrowee.

(B) At Closing (except as otherwise noted below), Seller shall deliver the following documents to Purchaser (the “Seller Deliverables”):

(i) the Deed sufficient to vest in Purchaser title to the Land and the other portions of the Property that constitute real property in accordance with this Agreement;

(ii) a bill of sale sufficient to vest in Purchaser title to any portion of the Property that is not conveyed by the Deed, with covenants of limited or special warranty;

(iii) all documents reasonably required by Escrowee which are necessary in order for Escrowee to issue the title insurance policy to Purchaser in accordance with this Agreement;

(iv) a duly executed counterpart of such certificates, disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Property;

(v) two (2) duly executed by Seller counterparts of an assignment and assumption of intangibles, pursuant to which Seller assigns to Purchaser and Purchaser assumes all of Seller’s right, title and interest to the intangible personal property;

(vi) a certificate stating that Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445;

(vii) confirmation of the existence and subsistence of Seller, and the authority of those executing for Seller, including without limitation, the following documents issued no earlier than thirty (30) days prior to Closing: (a) a good standing certificate in the state of Seller’s organization, and (b) a duly executed certificate from any officer of Seller confirming the incumbency of the signatories and the current force and effect of the resolution authorizing the execution of the documents under this Agreement;

(x) two (2) duly executed by Seller counterparts of the Lease for the Property;

(xi) an estoppel certificate dated as of the Closing Date in the form required under the Lease, duly executed by Seller and certified to Purchaser and any lender identified by Purchaser; and

(xi) not later than ten (10) days prior to the expiration of the Due Diligence Period, a report detailing the natural hazards affecting the property prepared by an independent third party pursuant to California Civil Code §1102.4.

(C) At Closing, Purchaser shall deliver or cause to be delivered to Seller (the “Purchaser Deliverables”):

(i) the amounts required to be paid to Seller pursuant to this Agreement;

(iii) confirmation of the existence and subsistence of Purchaser, and the authority of those executing for Purchaser, including without limitation, the following documents issued no earlier than thirty (30) days prior to Closing: (a) a good standing certificate in the state of Purchaser’s organization, and (b) a duly executed certificate from any officer of Purchaser confirming the incumbency of the signatories and the current force and effect of the resolution authorizing the execution of the documents under this Agreement;

(iv) two (2) duly executed by Purchaser counterparts of an assignment and assumption of intangibles, pursuant to which Purchaser assumes from Seller all of Seller’s right, title and interest to the intangible personal property; and

(v) two (2) duly executed by Purchaser counterparts of the Lease.

5.	Title.

(A) At Closing title to the Property shall be fee simple absolute, free and clear of all covenants, restrictions, easements, rights of way, mortgages, security interests, liens, encumbrances and title objections, excepting only those matters described on Exhibit “C” attached hereto and the exceptions listed on the deed in which title was vested in Seller (collectively, the “Permitted Exceptions”). At Closing title to the Property shall be insurable as such by any reputable title insurance company authorized to issue title insurance in the state where the Property is located, at such company’s regular rates, pursuant to a standard form ALTA owner’s form of policy.

(B) Within thirty (30) days after the date of this Agreement, Purchaser shall obtain from Escrowee and shall submit to Seller a commitment to insure title to the Property, together with complete and legible copies of all written covenants, restrictions, easements, and agreements which are listed as exceptions thereon (collectively, the “Title Commitment”). Concurrently with its submission of the Title Commitment, Purchaser shall notify Seller in writing of any exception or matter shown in the Title Commitment that Purchaser believes is not a Permitted Exception (the “Title Objection Notice”). If Purchaser does not submit the Title Commitment or give the Title Objection Notice within the time allowed, then Purchaser shall be deemed to have approved all exceptions or matters shown on the Title Commitment and shall accept title subject thereto, unless the exception or matter (other than a Permitted Exception) does not appear of record or was not shown on the Title Commitment on the date on which Purchaser submits to Seller the Title Commitment and the Title Objection Notice.

(C) Notwithstanding anything to the contrary contained in Section 5(A) above, if Purchaser gives the Title Objection Notice within the time allowed, then Seller shall have the right, at its option, to defer the Closing Date for a period not exceeding thirty (30) days, during which time Seller shall have the right, but not the obligation, to remove or otherwise resolve Purchaser’s objections.

6.	Seller's Representations, Warranties and Covenants.

(A) Seller represents and warrants to Purchaser as follows:

(viii) Seller is a duly organized and validly existing banking corporation under the laws of California. Seller has the right, power and authority to enter into this Agreement and to convey the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(ix) Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(x) Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

(xi) Seller has the full legal and equitable title to the Property

(xii) Seller is not a party to any management, service, equipment, supply, maintenance or other agreement of any kind or nature with respect to or affecting the Property that will not be terminated prior to Closing, except the Leases.

(xiii) Seller has not entered into any contract or agreement with respect to the occupancy of the Property or any portion or portions thereof which will be binding on Purchaser after Closing.

(xiv) Seller is not a party to, nor has granted, any right or option (including any right of first refusal or right of first offer) to purchase all or any part of the Property or any interest therein.

(xv) Seller has not received written notice of any pending suit, action or proceeding, which (A) if determined adversely to Seller, materially and adversely affects the use or value of the Property, or (B) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (C) involves condemnation or eminent domain proceedings involving the Property or any portion thereof.

(xvi) Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.

(xvii) Seller has received no written notice alleging any violations of law (including any Environmental Law), municipal or county ordinances, or other legal requirements with respect to the Property where such violations remain outstanding.

(xviii) Seller is not a "foreign person" which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(xix) Seller has no employees to whom by virtue of such employment Purchaser will have any obligation after the Closing.

If, after the execution of this Agreement, any event occurs or condition exists that renders any of the foregoing representations and warranties untrue or misleading, Seller shall promptly notify Purchaser. All such representations and warranties shall be deemed made by Seller on the date of this Agreement and at the time of Closing.

(B)  Seller’s Covenants and Agreements.

(xx) Leasing Arrangements. During the pendency of this Agreement, Seller will not enter into any lease affecting the Property, or modify or amend in any material respect, or terminate, any of the existing Leases without Purchaser's prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned and which shall be deemed given unless withheld by written notice to Seller given within three (3) Business Days after Purchaser's receipt of Seller's written request therefor, each of which requests shall be accompanied by a copy of any proposed modification or amendment of an existing Lease or of any new Lease that Seller wishes to execute between the Effective Date and the Closing Date, including, without limitation, a description of any Tenant Inducement Costs and leasing commissions associated with any proposed renewal or expansion of an existing Lease or with any such new Lease. If Purchaser fails to notify Seller in writing of its approval or disapproval within said three (3) Business Day period, such failure by Purchaser shall be deemed to be the approval of Purchaser. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs, leasing commissions or other expenses, including reasonable attorneys' fees, actually incurred by Seller pursuant to a renewal or expansion of any existing Lease or new Lease approved (or deemed approved) by Purchaser hereunder.

(xxi) New Contracts. During the pendency of this Agreement, Seller will not enter into any contract, or modify, amend, renew or extend any existing contract, that will be an obligation affecting the Property or any part thereof subsequent to the Closing without Purchaser's prior written consent in each instance (which Purchaser agrees not to withhold or delay unreasonably), except contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on 30 days (or less) notice.

(xxii) Operation of Property. During the pendency of this Agreement, Seller shall continue to operate the Property in a good and business-like fashion consistent with Seller's past practices.

(xxiii) Insurance. During the pendency of this Agreement, Seller shall, at its expense, continue to maintain the insurance policies covering the Improvements which is currently in force and effect.

7.  Purchaser’s Representations, Warranties and Covenants. Purchaser represents, warrants, covenants and agrees to and with Seller as follows:

(A) Purchaser represents and warrants to Seller as follows:

(xxiv) Purchaser is a duly organized and validly existing limited partnership under the laws of the State of Delaware. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(xxv) Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(xxvi) Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(xxvii) To Purchaser's knowledge, Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

(xxviii) Neither Purchaser nor any of Purchaser’s respective constituents or affiliates nor any of their respective agents acting or benefiting in any capacity in connection with the purchase of the Property is in violation of any laws relating to terrorism or money laundering, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), as amended from time to time, and the U.S. Bank Secrecy Act of 1970, as amended by the uniting and Strengthening American by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and as otherwise amended from time to time (collectively, with the Executive Order, “Anti-Terrorism Law”).

(xxix) Neither Purchaser nor any of Purchaser’s respective constituents or affiliates nor any of their respective agents acting or benefiting in any capacity in connection with the purchase of the Property is a “Prohibited Person” under the Anti-Terrorism Law.

If, after the execution of this Agreement, any event occurs or condition exists that renders any of the foregoing representations and warranties untrue or misleading, Purchaser shall promptly notify Seller. All such representations and warranties shall be deemed made by Purchaser on the date of this Agreement and at the time of Closing.

(B) Purchaser’s Covenants and Agreements.

(i) Utilities. At Closing, Purchaser shall cause all utilities servicing the Property, including without limitation, electric, natural gas, telephone and tele-communication providers, steam, water, sewer, and any other providers of utility services (collectively, the “Utilities”), to be transferred into an account established by or on behalf of Purchaser and for which Seller will have no liability for Utility charges after the Closing Date. Seller, at no out-of-pocket expense to Seller, shall reasonably cooperate with Purchaser to assist Purchaser’s transfer of the Utilities from Seller to Purchaser as of the Closing Date. Purchaser shall be responsible prior to Closing to post with the providers of the Utilities any and all deposits, letters of credit or other security required to transfer the Utilities to Purchaser. PURCHASER ACKNOWLEDGES AND UNDERSTANDS THAT SELLER SHALL DIRECT ALL PROVIDERS OF UTILITIES TO TERMINATE SERVICE TO THE PROPERTY AS OF THE CLOSING DATE AND PURCHASER’S FAILURE TO TRANSFER THE UTILITIES WILL RESULT IN THE INABILITY OF PURCHASER AND THE TENANTS UNDER THE LEASES TO USE THE UTILITIES, WHICH MAY RESULT IN A DEFAULT UNDER THE LEASES. SELLER SHALL HAVE NO LIABILITY TO PURCHASER OR THE TENANTS UNDER THE LEASES AS A RESULT OF PURCHASER’S FAILURE TO COMPLY WITH THE PROVISIONS OF THIS SECTION 7(B)(i).

8. Condition of Property. Except as otherwise specifically provided in this Agreement, Seller makes no representation, promise or guaranty with respect to the condition or character of the Property (including without limitation the subsoil condition thereof) or the use or uses to which the Property may be put. Purchaser acknowledges that Purchaser has the right to make the examinations and investigations described in this Agreement, and that Purchaser is relying on this right in order to satisfy itself as to the character and condition of the Property, and is fully satisfied with this right. Purchaser further acknowledges that except as otherwise specifically provided in this Agreement, Purchaser will be purchasing the Property on the basis of its examination and investigation and not in reliance on any representation or warranty of Seller or any agent, employee or representative of Seller. Purchaser realizes that the Property is being sold in “As Is” condition as of the date of this Agreement, reasonable wear and tear excepted.

9. Compliance with Laws. To Seller’s actual knowledge, no notice of violation has been issued against the Property and received by Seller under zoning, building, health or fire codes during Seller’s period of ownership of the Property. If any such notice or communication is received by Seller after the date of this Agreement, Seller shall promptly notify Purchaser in writing. When the phrase “to Seller’s actual knowledge” or similar phrase is used with respect to Seller, it shall (i) be limited to the actual knowledge of Chris Sands and William Raver only, (ii) be deemed to be the current actual, not implied, constructive or imputed, knowledge of such person, as of the times expressly indicated only, and without any obligation to make any independent investigation of, or any implied duty to investigate, such matters, or to make any inquiry of any other persons, or to search or to examine any files, records, books, correspondence and the like, and (iii) not be construed to refer to the knowledge of any other beneficial owner, officer, member, manager, director, employee, shareholder or agent of Seller. There shall be no personal liability on the part of the individual named above arising out of this Agreement.

10. Apportionments at Closing; Transfer Taxes; Closing Costs. The following charges, pro-rations and apportionments shall be made on a per diem basis between Purchaser and Seller at Closing as of 12:01 A.M. prevailing time in the City where the Property is located on the Closing Date on the basis of a 365-day year, with Purchaser deemed the owner of the Property on the entire Closing Date:

(A) Apportionments.

(i) Real Estate Taxes. Real estate taxes, personal property taxes, and business improvement district assessments (if any) against the Property for the year or quarter in which Closing is held shall be apportioned on a per diem basis between Purchaser and Seller as of the date of Closing, and all tax adjustments shall be based on the fiscal year used by the taxing authority with due allowance made for the maximum discount allowable. If Closing occurs at a date when the current year's millage is not fixed and the current year's assessment is available, then taxes will be prorated based on such assessment and the prior year's millage. If the current year's assessment is not available, then taxes will be prorated based on the prior year's tax. If there are completed improvements on the Land by January 1st of the year of Closing, which improvements were not completed on January 1st of the prior year, then real estate taxes shall be prorated based upon the prior year's millage and at an equitable assessment to be agreed upon by Seller and Purchaser.

(ii) Water and Sewer Charges. All water, sewer and other utility charges assessed against or incurred on or with respect to the Property based on the fiscal year used by the assessing authority.

(iii) Utility Deposits/Letters of Credit. Seller shall be entitled to any deposits, if any, made with utility companies servicing the Property, and, if same are not refundable to Seller without a replacement by Purchaser, Purchaser shall either (A) deliver the required replacement deposits to the utility company on or prior to the Closing, or (B) pay to Seller at the Closing the amount of such deposits, in which case Seller shall transfer all of Seller’s right, title and interest to such deposits to Purchaser. Seller shall be entitled to the return of any bonds, guarantees or letters of credit posted with any governmental authority (the “Guaranty”) in connection with the Property. If the Guaranty is not refundable prior to the Closing Date without a replacement by Purchaser, Purchaser shall deliver the required replacement Guaranty to the applicable governmental authority on or prior to the Closing Date. If the Guaranty is a cash deposit with the applicable governmental entity, Seller shall receive a credit in the amount of such cash deposit at the Closing.

(iv) Assessments. If the Property is affected by any assessment imposed by any governmental authority which is or may become payable in annual installments, then Seller shall pay the unpaid installments of any such assessment which are due and payable on or before the Closing Date and Purchaser shall assume full responsibility for the payment of all installments which become due and payable after the Closing Date.

(v) Such other items as are customarily adjusted at a closing for similar property.

If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date, then within ninety (90) days after the Closing, Purchaser and Seller will make a further adjustment for such taxes, charges and expenses which may have accrued or been incurred prior to the Closing Date, but not collected or paid at that date. In addition, within ninety (90) days after the close of the fiscal year(s) used in calculating the pass-through to tenants of operating expenses and/or common area maintenance costs under the Leases (where such fiscal year(s) include(s) the Closing Date), Seller and Purchaser shall, upon the request of either, re-prorate on a fair and equitable basis in order to adjust for the effect of any credits or payments due to or from tenants for periods prior to the Closing Date. All prorations shall be made based on the number of calendar days in such year or month, as the case may be. Either party owing the other party a sum of money based on proration(s) calculated after the Closing Date shall promptly pay said sum to the other party, together with interest thereon at the lesser of (a) ten percent (10%) per annum or (b) the maximum lawful rate of interest, from the date the invoice is delivered to the date of payment, if payment is not made within thirty (30) days after delivery of a bill therefor. The provisions of this Section shall survive the Closing for a period of one (1) year after the Closing Date.

(B) Transfer Tax/Documentary Stamps. Seller shall pay Seller’s Transfer Tax Share and Purchaser shall pay Purchaser’s Transfer Tax Share of all Transfer Taxes imposed in connection with the Closing or the recording of the Deed.

(C) Closing Costs.

(i)	Seller shall pay at Closing:

a. All recording fees due on recording of corrective instruments, if any;

b. Seller’s attorney’s fees and costs; and

c. one-half of all escrow fees charged by Escrowee, if any.

All costs and expenses to be paid by Seller at Closing shall be disbursed from the balance of the Purchase Price payable by Purchaser at Closing and shall reduce the net cash payable to Seller.

(ii)	Purchaser shall pay at or prior to Closing:

a. all recording fees due on the Deed;

b. all title examination fees, title insurance premiums (including without limitation premiums for endorsements and extended coverage);

c. the cost of any survey obtained by Purchaser;

d. all costs and expenses of any financing of Purchaser's acquisition of the Property (including, without limitation, all intangible taxes, documentary stamp taxes and recording and filing fees due on any financing document, and lender's attorneys' fees and expenses);

e. Purchaser’s attorney’s fees and costs; and

f. one-half of all escrow fees charged by Escrowee, if any.

11. Waiver of Tender. Tender at the time of Closing of an executed Deed by Seller and the balance of the Purchase Price by Purchaser are hereby mutually waived, but nothing herein contained shall be construed as to relieve Seller from the obligation to deliver the Deed or to relieve Purchaser from the concurrent obligation to pay the balance of the Purchase Price at Closing.

12. Time of the Essence. Time wherever specified herein for satisfaction of conditions or performance of obligations by Seller or Purchaser is of the essence of this Agreement.

13. Possession and Condition. It is understood and agreed that Purchaser has either inspected the Property during the Due Diligence Period, or has waived the right to do so and that the same is being purchased by Purchaser in its present physical “as is” condition. At Closing, Seller shall transfer to Purchaser possession of the Property in substantially the same condition the Property is in on the date hereof, reasonable wear and tear excepted.

14. Purchaser's Default. If at the time of Closing Purchaser is in default in the observance or performance of Purchaser’s obligations hereunder, then Seller shall have the right, as Seller's sole remedy, to terminate this Agreement and retain the Deposit as liquidated damages and thereafter the parties shall have no further obligations hereunder, except as otherwise expressly provided in this Agreement. The parties acknowledge that the aforesaid liquidated damages are reasonable and do not constitute a penalty and are being agreed upon due to the difficulty of calculating the actual amount of damages that Seller might sustain in the event of a default by Purchaser and termination of this Agreement.

15. Seller's Default. If Purchaser complies with all of Purchaser’s obligations under this Agreement, and at the time of Closing, Seller is in default in the observance or performance of Seller’s obligations hereunder, including without limitation Seller’s obligation to deliver title in accordance with Section 5 above, then upon written notice to Seller (the “Default Notice”), Purchaser shall have the right, as Purchaser’s sole remedy, to either (i) terminate this Agreement and receive a return of the Deposit, and thereafter the parties shall have no further obligations hereunder, except as otherwise expressly provided in this Agreement, (ii) take such title to the Property as Seller can give without adjustment of the Purchase Price or (iii) enforce the obligations of Seller hereunder by specific performance; provided, however, that any such enforcement action shall be commenced by Purchaser by the filing of a complaint for specific performance not later than ninety (90) days following the date of Purchaser’s Default Notice to Seller.

16. Termination. Whenever this Agreement specifies a right of Purchaser or Seller to terminate this Agreement, such right shall be exercisable only by the exercising party giving written notice thereof to the other party. If Seller or Purchaser shall exercise any such termination right, other than Seller's termination right under Section 14 above because of a default by Purchaser, then promptly following such exercise, the Deposit shall be refunded to Purchaser, and upon such termination all further rights and obligations of the parties hereunder shall terminate, except as otherwise expressly provided in this Agreement.

17. Casualty. If the Property, or a material part thereof, is destroyed, damaged or lost by fire or other casualty or cause prior to Closing, Purchaser shall have the right to terminate this Agreement. If Purchaser shall not elect to terminate this Agreement, then at Closing Seller shall pay to Purchaser all money theretofore paid to Seller by reason of such fire, casualty or cause (less any amounts expended by Seller to secure or restore the Property), and shall assign to Purchaser all of Seller's claims and rights with respect to such fire, casualty or cause, including without limitation all rights and claims under all applicable policies of insurance, and shall pay to Purchaser all sums which may have been paid to Seller by reason thereof. Notwithstanding anything to the contrary contained in this Section 17, Seller shall be entitled to retain any and all proceeds of insurance which are compensatory for any insured casualty to the Property which occurred prior to the date of this Agreement.

18. Condemnation. If the Property, or any material part thereof, is taken by eminent domain prior to Closing, Purchaser may terminate this Agreement by giving notice to Seller.

19. Notices. All notices (including without limitation approvals, consents and exercises of rights or options) required by or relating to this Agreement shall be in writing and shall either be (i) hand delivered, (ii) delivered by overnight courier service or (iii) mailed United States registered or certified mail, return receipt requested, postage prepaid, to the other respective party at its address above set forth, or at such other address as such other party shall designate by notice, and shall be effective when delivered to such address.

20. Brokers. Seller and Purchaser each represent to the other that neither of them has dealt with any broker or other person who may be entitled to a real estate broker’s commission or a finder’s fee in connection with this transaction. Seller and Purchaser each shall indemnify and hold the other harmless from and against any claim for broker’s commission or finder’s fee asserted by a person claiming by or through them. This indemnification shall survive Closing.

21. Whole Agreement; Amendments. This Agreement sets forth all of the agreements, representations, warranties and conditions of the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, representations, warranties and conditions. The exhibits, schedules and riders referred to above constitute parts of this Agreement. No alteration, amendment, modification or waiver of any of the terms or provisions hereof, and no future representation or warranty by either party with respect to this transaction, shall be valid unless the same be in writing and signed by the party against whom enforcement of same is sought.

22. Captions; Pronouns. The captions of the sections of this Agreement are for convenience only and have no meaning with respect to this Agreement or the rights or obligations of the parties hereto. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein: “person”, as used herein, includes an individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity; “Property” includes each portion of the Property and each estate and interest therein; “hereof”, “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole; “Agreement” includes these presents as supplemented or amended from time to time by written instrument(s) entered into by Seller and Purchaser; “Purchaser” includes Purchaser's heirs, successors and assigns; “Seller” includes Seller's successors and assigns; and “parties” means Purchaser and Seller. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of pronouns or nouns shall include the plural and vice versa.

23. Governing Law. The laws of the state where the Property is located shall govern this Agreement and all issues arising hereunder.

24. Assignment. Purchaser may at its option assign this Agreement without the consent of Seller, provided Purchaser shall give Seller prior written notice of the same. No assignment of this Agreement shall release Purchaser of its obligations hereunder.

25. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument. For purposes of this Agreement, a telecopy of an executed counterpart shall constitute an original. Any party delivering an executed counterpart of this Agreement by telecopier shall also deliver an original executed counterpart of this Agreement, but the failure to deliver an originally executed counterpart shall not affect the validity of this Agreement.

26. Drafts Not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, including, without limitation, all of the Exhibits, Schedules and Riders hereto, and each of Seller and Purchaser have fully executed and delivered to each other a counterpart of this Agreement, including, without limitation, all Exhibits, Schedules and Riders hereto.

27. Seller’s Limited Liability. It is hereby expressly agreed that any liability of Seller arising hereunder, for any reason whatsoever, shall be limited to Seller’s interest in and to the Property and the proceeds thereof. It is further hereby expressly agreed that in no event shall any member, manager, officer, trustee, director, shareholder, employee, agent or representative of Seller have any personal liability in connection with this Agreement or the transaction envisioned herein. The provisions of this Section 27 shall survive Closing or any termination of this Agreement.

28. No Recording. Neither this Agreement nor any memorandum or short form thereof may be recorded by Purchaser. A violation of this prohibition shall constitute a material breach by Purchaser of this Agreement.

29. Severability. If any provision in this Agreement, or its application to any person or circumstance, is held to be invalid or unenforceable to any extent, that holding shall not affect the remainder of this Agreement or the application of that provision to persons or circumstances other than that to which it was held invalid or unenforceable.

30. No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

31. Confidentiality/No Public Disclosure.

(a) If required by Seller, Purchaser shall execute a confidentiality agreement respecting the transaction contemplated by this Agreement and such due diligence materials as are made available to Purchaser.

(b) Except as may be required in order to comply with a court order or a governmental requirement, neither Purchaser nor Seller shall publicly disclose by written press release, public announcement or otherwise, the financial terms of this transaction without the prior written approval of the other party, provided, however, that, notwithstanding the foregoing, either party shall be permitted to disclose the financial terms of the transaction to any of its attorneys, accountants, agents, consultants, advisors, investors and/or lenders who have agreed to keep such information confidential, and nothing contained herein shall prohibit either party from making any public announcement (including without limitation placing a notice on a website of such party and/or an affiliate thereof) or issuing any written press release to announce the occurrence of Closing and the purchase of the Property by Purchaser.

(c) The provisions of this Section 31 shall survive Closing or any termination of this Agreement.

32. Access to Records Following Closing. Purchaser agrees that for a period of one (1) year following the Closing, Seller shall have the right during regular business hours, on five (5) days' written notice to Purchaser, to examine and review at Purchaser's office (or, at Purchaser's election, at the Property), the books and records relating to the ownership and operation of the Property which were delivered by Seller to Purchaser at the Closing. Likewise, Seller agrees that for a period of one (1) year following the Closing, Purchaser shall have the right during regular business hours, on five (5) days' written notice to Seller, to examine and review at Seller's office, all books, records and files, if any, retained by Seller relating to the ownership and operation of the Property by Seller prior to the Closing. The provisions of this Section shall survive the Closing for a period of one (1) year after the Closing Date.

33. Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS AND/OR INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, THE PROPERTY OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

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IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

Witness:	SELLER:

HERITAGE OAKS BANK

By:
Name:
Title:

Witness:	PURCHASER:

FIRST STATES GROUP, L.P. A Delaware limited partnership

	By:	First States Group, LLC
Its general partner

By:
Name:
Title:

Exhibit A

Property List

Property Address	City, State	Square Feet	Purchase Price	Starting Annual Rent
545 12th Street	Paso Robles, CA	9,095	$2,837,061	$198,594
1222-1224 Vine Street	Paso Robles, CA	19,757	$6,496,139	$454,730
1255 E. Grande Ave.	Arroyo Grande, CA	4,017	$1,320,797	$92,456
2339 S. Broadway	Santa Maria, CA	5,492	$2,156,002	$150,920
		38,361	$12,810,000	$896,700

Exhibit B

Escrow Agreement

CHICAGO TITLE INSURANCE COMPANY (“Escrowee”) agrees to hold in escrow pursuant to this Escrow Agreement (this “Escrow Agreement”), the sum of $250,000 (the “Deposit”) to be deposited by FIRST STATES GROUP, L.P., a Delaware limited partnership (“Purchaser”) pursuant to a certain Purchase and Sale Agreement dated May ___, 2007 (the “Agreement”), among Purchaser and HERITAGE OAKS BANK (“Seller”), the provisions of which (including, without limitation, the defined terms) are hereby incorporated herein by reference. The Deposit shall be paid to Seller by Escrowee at the time of Closing under the Agreement, or if Closing does not take place, distributed in accordance with the terms of the Agreement. Escrowee shall, immediately upon receipt of the Deposit, deposit same in an interest bearing, money market type escrow account with a federally insured bank or savings and loan association.

All interest which shall accrue on the Deposit shall be credited against the Purchase Price, if Closing occurs, and if Closing does not occur, shall be paid to whichever party to the Agreement is entitled to receive the Deposit. Escrowee shall pay such interest to such party contemporaneously with Escrowee's payment of the Deposit.

Seller and Purchaser agree that Escrowee is an escrow holder only and is merely responsible for the safekeeping of the Deposit and interest and shall not be required to determine questions of fact or law. If Escrowee shall receive notice of a dispute as to the disposition of the Deposit or the interest, then Escrowee shall not distribute the Deposit or interest except in accordance with written instructions signed by both Purchaser and Seller. Pending resolution of any such dispute, Escrowee is authorized to pay the Deposit and interest into court. If Escrowee pays the Deposit and interest into court, it shall be discharged from all further obligations hereunder.

The laws of the state where the Property is located shall govern this Escrow Agreement.

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IN WITNESS WHEREOF, Escrowee, Seller and Purchaser, for valuable consideration, each intending to be legally bound and to bind their respective successors and assigns, have caused this Escrow Agreement to be executed and delivered as of ____________, 2007.

Witness:	ESCROWEE:

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

Witness:	SELLER:

HERITAGE OAKS BANK

By:
Name: Title:

Witness:	PURCHASER:

FIRST STATES GROUP, L.P. A Delaware limited partnership

	By:	First States Group, LLC
Its general partner

By:
Name:
Title: Executive Vice President

Exhibit C

Permitted Exceptions

1.	Current real estate taxes which are not yet a lien against the Property.

2.	Existing zoning laws, ordinances and regulations and other laws, ordinances and regulations respecting the Property.

3.	Assessments for improvements begun or completed after the date of this Agreement.

Exhibit D

Form of Lease

Due Diligence Rider

The following provisions are hereby added to the terms and provisions of the Purchase and Sale Agreement dated May 11, 2007, by and between FIRST STATES GROUP, L.P., as Purchaser, and HERITAGE OAKS BANK, as Seller (the “Agreement”). In the event of a conflict between the terms of this Rider and the terms of the Agreement, the terms of this Rider shall control. Unless otherwise defined in this Rider, each capitalized term used in this Rider shall have the meaning assigned to it in the Agreement. As hereinafter used in this Rider, the terms “the Agreement” or "this Agreement" shall mean the Agreement, as modified by this Rider.

1. Due Diligence:

(A)  During the Due Diligence Period, Purchaser or Purchaser's representative shall have the right, at its sole risk and expense, to conduct an inspection and examination of the Property and all matters (including environmental and land use matters) relating to the Property as Purchaser shall require, other than title examination which shall be governed under Paragraph 5 of the Agreement. All inspection fees, appraisal fees, engineering fees, legal costs, and other expenses of any kind incurred by Purchaser relating to such due diligence will be solely Purchaser's expense. Seller shall cooperate with Purchaser in all reasonable respects at no cost to Seller. In conducting any due diligence hereunder, Purchaser will treat, and will require any representative of Purchaser to treat, all information obtained by Purchaser pursuant to the terms of this Agreement as strictly confidential. Although Purchaser may search the applicable public records in connection with the inspections and examinations referred to above, or in order to ascertain or confirm the quality of title to the Property, Purchaser shall not under any circumstances cause the Property to be inspected by any governmental authority prior to Closing. Purchaser agrees to indemnify and hold Seller, tenants, and their contractors, agents and employees harmless from any and all injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys' fees and court costs) sustained by or threatened against Seller which result from or arise out of any due diligence by Purchaser or its representatives pursuant to this Rider.

(B) In the event Purchaser determines as a result of the foregoing due diligence that it does not desire to proceed with the purchase of the Property, Purchaser, in Purchaser’s sole discretion, may elect to terminate this Agreement by delivering to Seller written notice of such termination prior to the expiration of the Due Diligence Period, whereupon the parties shall have no further rights or obligations hereunder, and Escrowee shall return the Deposit to Purchaser. Unless requested by Seller in writing, Purchaser shall not disclose or otherwise release to Seller copies of any reports, test results, inspections or other due diligence materials produced or received by Purchaser as a result of Purchaser’s inspection and investigation of the Property.

(C) If Purchaser does not inspect and examine the Property within the time allowed, or fails to cancel this Agreement within the time allowed, Purchaser waives and gives up the right to cancel this Agreement under the preceding subparagraph (B).

(D) Within five (5) days of the date the fully executed Agreement is delivered to Purchaser, Seller will deliver to Purchaser copies of (i) the title insurance commitment obtained when Seller acquired the Property, (ii) Seller’s ALTA/ACSM survey of the Property, if any, (iii) the Phase I environmental assessment of the Property obtained by Seller, if any, and (iv) if applicable, the Leases.

(E) The provisions of this Rider, including, without limitation, the indemnity obligations of Purchaser, shall survive Closing or any termination of the Agreement.

2. Right of Entry:

(A) Seller grants Purchaser the right, at Purchaser’s own risk and expense, to enter upon the Property during regular business hours during the Due Diligence Period for the purpose of making surveys, engineering studies, and non-invasive environmental assessments of the Property which Purchaser may deem necessary.

(B) Purchaser shall cause minimum disturbance to the Property, shall return the Property to the same condition that existed prior to such entry and shall indemnify and save Seller harmless from and against all loss, costs, liability, and expense, including without limitation reasonable attorneys’ fees, incurred or suffered by Seller as a result of such entry. Notwithstanding the foregoing, prior to entry upon the Property, Purchaser shall obtain and shall cause its contractors to obtain, public liability and property damage insurance insuring Purchaser against any liability arising out of any entry or inspections of the Property pursuant to the provisions hereof. Purchaser shall repair any damage to the Property caused by Purchaser, its employees, agents and contractors with respect to such inspections, testings and inquiries.

California Rider

The following provisions are hereby added to the terms and provisions of the Purchase and Sale Agreement dated May 11, 2007, by and between FIRST STATES GROUP, L.P., a Delaware limited partnership, as Purchaser, and HERITAGE OAKS BANK, a California banking corporation, as Seller (the “Agreement”). In the event of a conflict between the terms of this Rider and the terms of the Agreement, the terms of this Rider shall control. Unless otherwise defined in this Rider, each capitalized term used in this Rider shall have the meaning assigned to it in the Agreement. As hereinafter used in this Rider, the terms “the Agreement” or "this Agreement" shall mean the Agreement, as modified by this Rider.

1. The first sentence of Section 4(A) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(A) The closing of the conveyance of the Property (“Closing”) is the meeting at which the Seller transfers ownership of the Property by grant deed (the “Deed”), and the Purchaser pays the remainder of the Purchase Price.”

2. The last sentence of Section 5(A) of the Agreement is hereby deleted in its entirety and replaced with the following:

“At Closing title to the Property shall be insurable as such by any reputable title insurance company authorized to issue title insurance in the state where the Property is located, at such company’s regular rates, pursuant to a standard form ALTA or CLTA owner’s form of policy.”

3. The following provision is hereby added as Section 8(A) of the Agreement:

“(A) Notwithstanding anything to the contrary contained in this Section, not later than ten (10) days prior to the expiration of the Due Diligence Period, Seller shall deliver to Purchaser a report detailing the natural hazards affecting the property prepared by an independent third party pursuant to California Civil Code §1102.4.”

4. Section 14 of the Agreement is hereby deleted in its entirety and replaced with the following:

“14. LIQUIDATED DAMAGES AND LIMITATIONS OF REMEDIES FOR PURCHASER’S BREACH. IF PURCHASER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, THEN UPON WRITTEN NOTICE OF TERMINATION (A “TERMINATION NOTICE”) FROM SELLER TO PURCHASER AND ESCROWEE, THIS AGREEMENT SHALL TERMINATE (EXCEPT FOR THIS SECTION AND PURCHASER’S OBLIGATIONS PURSUANT TO SECTION 20). THE PARTIES ACKNOWLEDGE AND AGREE BY INITIALING THIS SECTION 14 THAT:

IF PURCHASER FAILS TO CLOSE IN BREACH OF THIS AGREEMENT, SELLER WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN. THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER BY REASON OF SUCH A FAILURE OF CLOSING TO OCCUR, AND THE DEPOSIT AND INTEREST IS NOT AN AMOUNT WHICH IS UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE (PURCHASER ACKNOWLEDGING AND AGREEING THAT PURCHASER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 14 AND SUCH CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS CONSULTED WITH PURCHASER’S COUNSEL WITH RESPECT THERETO); ANDUPON DELIVERY TO ESCROWEE BY SELLER OF A PROPERLY GIVEN TERMINATION NOTICE, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, WHICH DAMAGES SHALL BE SELLER’S SOLE REMEDY HEREUNDER IF PURCHASER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, AND PURCHASER SHALL FORTHWITH INSTRUCT ESCROWEE TO RELEASE THE DEPOSIT AND ALL INTEREST EARNED THEREON TO SELLER AND TO RETURN TO SELLER ALL DOCUMENTS AND INSTRUMENTS THERETOFORE DEPOSITED INTO THE ESCROW BY OR ON BEHALF OF THEM; PROVIDED, HOWEVER, THAT SELLER SHALL BE ENTITLED TO RECOVER FROM PURCHASER ATTORNEYS’ FEES AND OTHER DIRECT OUT-OF-POCKET COSTS INCURRED BY THEM IN CONNECTION WITH THE ENFORCEMENT OR DEFENSE OF OBLIGATIONS CONTAINED IN THIS SECTION 14.

IN FURTHER EVIDENCE OF THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION, SELLER AND PURCHASER HAVE INITIALED BELOW:

SELLER:__________    PURCHASER:____________ ”